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                                                                    EXHIBIT 11.1

                   CARSON PIRIE SCOTT & CO. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           FISCAL YEAR ENDED
                                                        -----------------------
                                                        FEBRUARY 1, FEBRUARY 3,
                                                           1997        1996
                                                        ----------- -----------
Net income............................................. $    39,810 $    64,541
                                                        =========== ===========
PRIMARY:
Weighted average number of common shares outstanding...  16,138,425  16,885,899
Weighted average number of common share equivalents--
 stock options.........................................     528,834     331,808
                                                        ----------- -----------
Total common and common share equivalents..............  16,667,259  17,217,707
                                                        ----------- -----------
Primary net income per share........................... $      2.39 $      3.75
                                                        =========== ===========
FULLY DILUTED:
Weighted average number of common shares outstanding...  16,138,425  16,885,899
Weighted average number of common share equivalents--
 stock options.........................................     548,516     331,808
                                                        ----------- -----------
Total common and common share equivalents..............  16,686,941  17,217,707
                                                        ----------- -----------
Fully diluted net income per share..................... $      2.39 $      3.75
                                                        =========== ===========
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Primary net income per share was computed using the treasury stock method, assuming common share purchases at the average market price of the common shares for the year.

Fully diluted net income per share was computed using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the year or the ending price of the common shares.